As filed with the Securities and Exchange Commission on April 4, 2014

Registration No. 333-195035

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GRUBHUB INC.

(Exact name of registrant as specified in its charter)

Delaware	7389	46-2908664
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

111 W. Washington Street, Suite 2100

Chicago, Illinois 60602

(877) 585-7878

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Margo Drucker, Esq.

Vice President and General Counsel

GrubHub Inc.

111 W. Washington Street, Suite 2100

Chicago, Illinois 60602

(877) 585-7878

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Joshua N. Korff, Esq. Michael Kim, Esq. Kirkland & Ellis LLP 601 Lexington Avenue New York, New York 10022 (212) 446-4800	David J. Goldschmidt, Esq. Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, New York 10036 (212) 735-3574

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒ No. 333-195035

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):  ☐

Large accelerated filer	☐		Accelerated filer	☐
Non-accelerated filer	☒	(Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-195035) is being filed pursuant to Rule 462(d) solely for the purpose of adding Exhibits 5.1, 23. 1 and 23.2 to such Registration Statement. This Amendment does not modify any provision of the Registration Statement other than the Exhibit Index.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Chicago, State of Illinois, on April 4, 2014.

GrubHub Inc.

By:	/s/ Adam DeWitt
	Name:	Adam DeWitt
	Title:	Chief Financial Officer

* * * *

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

* Matthew Maloney	Chief Executive Officer and Director (Principal Executive Officer)	April 4, 2014

/s/ Adam DeWitt Adam DeWitt	Chief Financial Officer (Principal Accounting and Financial Officer)	April 4, 2014

* Michael Evans	Chief Operating Officer and Director	April 4, 2014

* Jonathan Zabusky	President and Director	April 4, 2014

* Brian McAndrews	Director	April 4, 2014

* David Fisher	Director	April 4, 2014

* Lloyd Frink	Director	April 4, 2014

* J. William Gurley	Director	April 4, 2014

* Justin Sadrian	Director	April 4, 2014

* Benjamin Spero	Director	April 4, 2014

*By:	/s/ Adam DeWitt
Adam DeWitt Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Description

5.1	Opinion of Kirkland & Ellis LLP.

23.1	Consent of Crowe Horwath LLP, independent registered public accounting firm.

23.2	Consent of Crowe Horwath LLP, independent registered public accounting firm.

23.3	Consent of Kirkland & Ellis LLP (included in Exhibit 5.1).

24.1	Power of Attorney (incorporated by reference to Exhibit 24.1 to the registration statement on
Form S-1 (Registration No. 333-194219), which was originally filed with the Securities and Exchange Commission on February 28, 2014).